UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Newmont Corporation
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The following language appeared as “Item 8.01. Other Events.” on Newmont Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2023:

Transaction Litigation

On September 5, 2023, Newmont Corporation, a Delaware corporation (the “Company” or “Newmont”), filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”) with respect to a special meeting of the stockholders of Newmont to be held on October 11, 2023 to, among other things, consider and vote on a proposal to approve the issuance of shares of Newmont common stock to the shareholders of Newcrest Mining Limited, an Australian public company limited by shares (“Newcrest”), pursuant to the previously announced strategic business combination whereby Newmont, through its indirect wholly owned subsidiary, Newmont Overseas Holdings Pty Ltd, an Australian proprietary company limited by shares (“Newmont Sub”), will acquire all of the issued and fully paid ordinary shares of Newcrest pursuant to a scheme implementation deed, dated as of May 15, 2023, by and among Newmont, Newmont Sub and Newcrest (the “Scheme Implementation Deed”), as amended by a letter deed, dated September 4, 2023, by and among Newmont, Newcrest and Newmont Sub (the “Letter Deed”, and the Scheme Implementation Deed, as so amended, the “Transaction Agreement”). The acquisition will be effected pursuant to a court-approved scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) between Newcrest and its shareholders (the “Scheme” and such acquisition, the “Transaction”). Upon implementation of the Transaction, Newcrest will be a wholly owned subsidiary of Newmont Sub and an indirect wholly owned subsidiary of Newmont.

Since the Proxy Statement was filed with the SEC on September 5, 2023, two complaints have been filed against Newmont and the individual members of Newmont’s board of directors (collectively, the “Board”). The two complaints are captioned as follows: Anthony Morgan v. Newmont Corporation et al., C.A. No. 1:23-cv-02444 (filed on September 20, 2023 in the United States District Court for the District of Colorado (the “Morgan Action”) and William Ballard v. Newmont Corporation et al., C.A. No. 1:23-cv-01033-UNA, filed on September 21, 2023 in the U.S. District Court for the District of Delaware (the “Ballard Action”, and together with the Morgan Action, the “Federal Actions”). The Federal Actions generally allege that the Proxy Statement misrepresents and/or omits certain allegedly material information concerning the Transaction. The Federal Actions assert claims that (i) Newmont and the members of the Board violated Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder, and (ii) members of the Board, as alleged control persons, violated Section 20(a) of the Exchange Act in connection with the filing of the allegedly materially deficient Proxy Statement. The Federal Actions seek various remedies, including an injunction enjoining the implementation of the Transaction unless and until Newmont discloses the allegedly omitted material information, rescinding the Transaction in the event Newmont implements the Transaction (or awarding rescissory damages), and an award of attorneys’ and experts’ fees. In addition to the Federal Actions, beginning on September 5, 2023, certain purported stockholders of Newmont sent demand letters (the “Demand Letters”, and together with the Federal Actions, the “Matters”) alleging similar deficiencies regarding the disclosures made in the Proxy Statement and seeking additional disclosures to address those alleged deficiencies.

Newmont believes that the allegations in the Matters are without merit and no supplemental disclosure is required under applicable law. However, in order to avoid the risk that the Matters may delay or otherwise adversely affect the implementation of the Transaction, to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Newmont has determined to voluntarily supplement the Proxy Statement as described in this Current Report on Form 8-K to provide additional information to Newmont stockholders. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein or in the Proxy Statement. To the contrary, Newmont denies all allegations in the Matters that any additional disclosure was or is required.

In exchange for the filing of the supplemental disclosures set forth herein, the plaintiffs in the Federal Actions have agreed that their claims are moot and they will voluntarily discontinue the Federal Actions.

SUPPLEMENT TO THE PROXY STATEMENT

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.  Defined terms used but not defined below have the meanings set forth in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures.  The information contained herein speaks only as of October 4, 2023 unless the information indicates that another date applies. New text within restated language from the Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Proxy Statement is indicated by ~~strikethrough text~~.

1.	The section of the Proxy Statement entitled “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING” is hereby supplemented as follows:

The last question on page 10 is amended and restated in its entirety to read as follows:

Q: Who will be the directors and executive officers of the combined company following the Transaction?

A: Pursuant to the terms of the Transaction Agreement, Newmont has agreed to invite two of Newcrest’s current directors, whose identity will be nominated by Newmont to join the board of directors of Newmont, on or before the implementation of the Scheme, conditional on the Scheme becoming effective. Tom Palmer will continue as President and Chief Executive Officer of Newmont and will lead the combined company. None of Newcrest’s executive officers is expected to become an executive officer of Newmont following the implementation of the Transaction.

2.	The sections of the Proxy Statement entitled “SUMMARY—Board of Directors Following the Transaction” is hereby supplemented as follows:

The second full paragraph on page 20 is hereby amended and restated in its entirety to read as follows:

BOARD OF DIRECTORS FOLLOWING THE TRANSACTION

Newmont’s board of directors is currently comprised of twelve members. Pursuant to the terms of the Transaction Agreement, Newmont will, on or before the implementation of the Scheme, invite two current Newcrest directors whose identity will be nominated by Newmont to join Newmont’s board of directors, conditional on the Scheme becoming effective and subject to those individuals providing the necessary documentation to Newmont, with effect on and from the date of the implementation of the Scheme. Pursuant to the terms of the Transaction Agreement, Newmont will recommend such individuals for election at the first annual general meeting of Newmont stockholders following the implementation of the Transaction. As of October 4, 2023, Newmont has not made any decisions regarding which two Newcrest directors it plans to invite to join the Newmont board of directors.

3.	The sections of the Proxy Statement entitled “SUMMARY—Interests of Newmont Directors and Executive Officers in the Transaction” and “THE TRANSACTION—Interests of Newmont Directors and Executive Officers in the Transaction” are hereby supplemented as follows:

The third full paragraph on page 20 and the first paragraph on page 123 are amended and restated in their entirety to read as follows:

INTERESTS OF NEWMONT DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

No current Newmont directors or executive officers that have served at any time since the beginning of 2022 own Newcrest ordinary shares (other than as indicated below). None of Newmont’s directors or executive officers or their associates has any substantial financial interest, direct or indirect, in the arrangement or the issuance of Newmont common stock to Newcrest shareholders under the Transaction, other than (1) being a director or executive officer of Newmont, (2) a stockholder of Newmont and (3) with respect to one Newmont director who has a pecuniary interest in, without voting or investment power over, 128 Newcrest shares.

None of Newmont’s executive officers is expected to receive any severance or other compensation as a result of the Transaction. In particular, there are no payments or benefits that Newmont’s executive officers may receive as a result of the Transaction that would be required to be disclosed pursuant to Item 402(t) of Regulation S-K.

4.	The section of the Proxy Statement entitled “THE TRANSACTION—Opinions of Newmont’s Financial Advisors to the Newmont Board of Directors—Opinion of BofA Securities to the Newmont Board of Directors” is hereby supplemented as follows:

The last paragraph beginning on the bottom of page 97 and continuing onto the top of page 98 and the first and fourth full paragraphs on page 98 are amended and restated in their entirety to read as follows:

Newcrest Standalone Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Newcrest to calculate the estimated net present value of the standalone unlevered, after-tax free cash flows that Newcrest was forecasted to generate during Newcrest’s fiscal years 2023 through 2086 based on the Newmont-Newcrest Forecasts. The cash flows were discounted to present value as of September 30, 2023 using real discount rates ranging from 6.0% to 7.7%, which were based on an estimate of Newcrest’s weighted average cost of capital derived using the Capital Asset Pricing Model. This analysis, after adjusting for ~~the Special Dividend and~~ certain balance sheet items, including ~~cash~~ subtracting approximately $2.8 billion of net debt (of which approximately $1 billion relates to the Special Dividend), adding approximately $1.4 billion as the estimated value of equity investments and adding approximately $3.2 billion as the NMR estimate for Newcrest, in each case forecasted as of September 30, 2023 and as provided in the Newmont-Newcrest Forecasts, indicated an approximate implied per share equity value reference range for Newcrest of $13.91 to $16.32, exclusive of the Synergies, and $17.40 to $20.69, inclusive of the Synergies.

Newmont Standalone Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Newmont to calculate the estimated net present value of the standalone unlevered, after-tax free cash flows that Newmont was forecasted to generate during Newmont’s fiscal years 2023 through 2080 based on the Newmont Forecasts. The cash flows were discounted to present value as of September 30, 2023 using real discount rates ranging from 5.2% to 6.5%, which were based on an estimate of Newmont’s weighted average cost of capital derived using the Capital Asset Pricing Model. This analysis, after adjusting for certain balance sheet items, including ~~cash~~ subtracting approximately $2.4 billion of net debt, adding approximately $0.3 billion as the estimated value of equity investments and adding approximately $2.9 billion as the NMR estimate for Newmont, in each case forecasted as of September 30, 2023 and as provided in the Newmont Forecasts, indicated an approximate implied per share equity value reference range for Newmont of $31.71 to $37.29.

Newcrest Shareholder Pro Forma Ownership Analyses. BofA Securities then applied the approximate implied exchange ratio reference ranges (as described above under “— Newmont and Newcrest Discounted Cash Flow Exchange Ratio Analysis”) to derive approximate implied reference ranges for the aggregate Newcrest shareholder pro forma ownership of Newmont after completion of the Transaction. These approximate implied aggregate Newcrest shareholder pro forma ownership reference ranges were compared to the aggregate Newcrest shareholder pro forma ownership of Newmont expected to result from completion of the Transaction, based on Newmont’s fully diluted share capitalization of approximately 798 million as of May 10, 2023 and Newcrest’s fully diluted share capitalization of approximately 896 million as of May 8, 2023,~~as of May 13, 2023,~~ as provided by Newmont and Newcrest, respectively:

5.	The section of the Proxy Statement entitled “THE TRANSACTION—Opinions of Newmont’s Financial Advisors to the Newmont Board of Directors—Opinion of Centerview to the Newmont Board of Directors” is hereby supplemented as follows:

The first full paragraph on page 104 is hereby amended and restated in its entirety to read as follows:

Centerview performed a life-of-mine discounted cash flow analysis of Newcrest, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset, both before and after taking into account the Synergies, based on the Adjusted Newcrest Forecasts, public filings and other publicly available information. An implied aggregate reference range for the net asset value of Newcrest was derived by calculating the present value (as of September 30, 2023) of the unlevered, after-tax free cash flows that Newcrest was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the fiscal year beginning July 1, 2023 through the fiscal year ending June 30, 2086 based on the Adjusted Newcrest Forecasts, using a selected range of real discount rates of 5.75% to 7.75%. The range of discount rates was determined based on Centerview’s analysis of Newcrest’s weighted average cost of capital (“WACC”). Centerview derived the WACC for Newcrest by using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, the cost of long-term U.S. Treasury debt, tax rates and historical and projected unlevered and levered betas for certain selected comparable companies, as well as certain financial metrics for the U.S. and Australian financial markets generally. In performing its analysis, Centerview added the estimated intrinsic value of Newcrest’s Unmodelled Resources of approximately $3.2 billion, and adjusted for Newcrest’s estimated net debt of approximately $1.8 billion, contingent payments and loan receivables of approximately $92 million, and equity investment value of approximately $1.3 billion (in each case forecasted as of September 30, 2023 and each as provided by the management of Newmont) to the present value of such estimated cash flows.

The second full paragraph on page 105 is hereby amended and restated in its entirety to read as follows:

~~The overall low to high P/NAV per share multiples and calendar year 2023 and calendar year 2024 estimated EV/EBITDA multiples observed for the Centerview Newcrest selected companies were as follows:~~

~~●                  P/NAV per share: 1.05x to 1.54x (with a median of 1.13x);~~

~~●                  EV/2023E EBITDA: 5.5x to 10.7x (with a median of 7.8x); and~~

~~●                  EV/2024E EBITDA: 5.8x to 10.0x (with a median of 6.7x).~~

The P/NAV per share multiples and calendar year 2023 and calendar year 2024 estimated EV/EBITDA multiples observed for the Centerview Newcrest selected companies were as follows:

Centerview Newcrest Selected Companies	P/NAV per share(1)		EV/2023E EBITDA		EV/2024E EBITDA
Agnico Eagle Mines Limited	1.54	x	10.7	x	10.0	x
Barrick Gold Corporation	1.13	x	7.4	x	6.7	x
Evolution Mining Limited	1.13	x	7.8	x	6.4	x
Kinross Gold Corporation	1.05	x	5.5	x	5.8	x
Northern Star Resources Limited	1.34	x	8.4	x	6.7	x
Median	1.13	x	7.8	x	6.7	x

(1)              P/NAV per share multiples calculated using consensus of analyst NAV per share estimates where these have been calculated using a 5% discount rate, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values.

The third full paragraph on page 105 is hereby amended and restated in its entirety to read as follows:

Centerview then applied a selected range, each derived from the Centerview Newcrest selected companies and based on Centerview’s professional judgment and experience, of: (i) P/NAV per share multiples of 1.00x to 1.30x, to $19.22, the per share net asset value implied for Newcrest using the same methodology described above under the heading “— Newcrest Life-of-Mine Discounted Cash Flow Analysis” (excluding the Synergies), but using a real discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, in lieu of the selected range of real discount rates described therein, to obtain an approximate implied per share equity value reference range; and (ii) calendar year 2023 estimated EV/EBITDA multiples of 6.5x to 9.5x and calendar year 2024 estimated EV/EBITDA multiples of 6.0x to 9.0x, to the calendar year 2023 estimated EBITDA and calendar year 2024 estimated EBITDA for Newcrest, respectively, based on the Adjusted Newcrest Forecasts, to obtain approximate implied enterprise value reference ranges. Centerview adjusted each of these ranges of approximate implied enterprise values by the value of Newcrest’s net debt of approximately $1.7 billion, as of December 31, 2022, marketable equity securities of approximately $318 million, as of May 10, 2023, and equity method investments of approximately $1.2 billion, as of May 10, 2023, as provided by Newmont management, to derive a range of approximate implied equity values for Newcrest. Centerview then divided these approximate implied equity values by the number of fully-diluted Newcrest ordinary shares as of May 10, 2023 (approximately 896 million shares, as set forth in the Newcrest Internal Data), to derive a range of approximate implied equity values per Newcrest ordinary share.

The first bullet point on page 106 is hereby amended and restated in its entirety to read as follows:

●                  Centerview reviewed publicly available research analysts’ share price targets as of May 10, 2023 and as of February 3, 2023 (the last trading day before the public disclosure of Newmont’s submission of a non-binding proposal to acquire 100% of the issued share capital of Newcrest) for Newcrest ordinary shares, which indicated standalone share price targets for Newcrest ordinary shares of $15.22 to $22.01 per share and $14.88 to $19.11 per share, respectively (with such price targets reported in Australian Dollars converted to U.S. dollars using the conversion rate on the date of the respective research publications), with the median of such share price targets being $19.85 per share and $17.62 per share, respectively;

The third bullet point on page 106 is hereby amended and restated in its entirety to read as follows:

●                  Centerview reviewed the financial terms, to the extent publicly available, of the following selected completed transactions since 2018 with transaction values in excess of $2.5 billion, involving target companies with operations in the gold sector Centerview deemed comparable, based on its professional judgment and experience. For each of these selected precedent transactions, Centerview calculated and analyzed P/NAV per share using Wall Street research analysts’ net asset value per share estimates prevailing at the time of announcement and calculated using a discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, and enterprise value based on transaction price as a multiple of the target company’s EBITDA for the latest twelve months prior to entering into the transaction (“EV/LTM EBITDA”). Financial data for the selected transactions was based on publicly available research analysts’ estimates, public filings and other publicly available information. The transactions reviewed were as follows:

The table on page 106 is hereby amended and restated in its entirety to read as follows:

Selected Gold Sector Change of Control Transactions

Month and Year Announced	Acquiror(s)	Target	P/NAV per share(1)		EV/LTM EBITDA
November 2022	Agnico Eagle Mines Limited, Pan American Silver Corp.	Yamana Gold Inc.	1.3	x	8.0	x
November 2021	Newcrest Mining Limited	Pretium Resources Inc.	1.5	x	9.4	x
November 2019	Kirkland Lake Gold Limited	Detour Gold Corporation	1.3	x	12.7	x
January 2019	Newmont Mining Corporation	Goldcorp Inc.	1.2	x	8.6	x

(1)              P/NAV per share multiples calculated using consensus of analyst NAV per share estimates (prevailing at the time of announcement) where these have been calculated using a 5% discount rate, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values.

The last paragraph on page 106 is hereby amended and restated in its entirety to read as follows:

The overall low to high P/NAV per share ratios observed for the selected transactions were 1.2x to 1.5x, with a median of 1.3x. The overall low to high EV/LTM EBITDA ratios observed for the selected transactions were 8.0x to 12.7x, with a median of 9.0x. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Newcrest and the companies included in the selected precedent transaction analysis. Based upon the multiples for the selected precedent transactions and Centerview’s professional judgment and experience, Centerview selected (i) a P/NAV per share reference range for Newcrest of 1.20x to 1.50x, and applied such multiples to $19.22, the per share net asset value implied for Newcrest using the same methodology described above under the heading “— Newcrest Life-of- Mine Discounted Cash Flow Analysis” (excluding the Synergies), but using a real discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, in lieu of the selected range of real discount rates described therein, to obtain an approximate implied per share equity value reference range and (ii) an EV/LTM EBITDA reference range for Newcrest of 8.0x to 11.0x, and applied such multiples to the EBITDA of Newcrest for the twelve months ended December 31, 2022, based on recent publicly available annual reports and certain interim reports of Newcrest, to obtain an approximate implied enterprise value reference range. Centerview adjusted this range of approximate implied enterprise values by the value of Newcrest’s net debt of approximately $1.7 billion, as of December 31, 2022, and marketable equity securities of approximately $318 million, as of May 10, 2023, as provided by Newmont management, to derive a range of approximate implied equity values for Newcrest. Centerview then divided these approximate implied equity values by the number of fully-diluted Newcrest ordinary shares as of May 10, 2023 (approximately 896 million shares, as set forth in the Newcrest Internal Data), to derive a range of approximate implied equity values per Newcrest ordinary share. The following table summarizes the results of these calculations:

The first paragraph on page 107 is hereby amended and restated in its entirety to read as follows:

Newmont Financial Analyses

Newmont Life-of-Mine Discounted Cash Flow Analysis

Centerview performed a life-of-mine discounted cash flow analysis of Newmont, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset, based on the Newmont Forecasts, public filings and other publicly available information. An implied aggregate reference range for the net asset value of Newmont was derived by calculating the present value (as of September 30, 2023) of the unlevered, after-tax free cash flows that Newmont was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the fiscal year beginning January 1, 2023 through the fiscal year ending December 31, 2080 based on the Newmont Forecasts, using a selected range of real discount rates of 5.0% to 7.0%. The range of discount rates was determined based on Centerview’s analysis of Newmont’s WACC. Centerview derived the WACC for Newmont by using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, the cost of long-term U.S. Treasury debt, tax rates and historical and projected unlevered and levered betas for certain selected comparable companies, as well as certain financial metrics for the U.S. financial markets generally. In performing its analysis, Centerview added the estimated intrinsic value of Newmont’s Unmodelled Resources of approximately $2.9 billion, and adjusted for Newmont’s estimated net debt of approximately $2.4 billion and equity investment value of approximately $274 million (in each case forecasted as of September 30, 2023 and each as provided by the management of Newmont) to the present value of such estimated cash flows.

The first paragraph on page 108 is hereby amended and restated in its entirety to read as follows:

~~The overall low to high P/NAV per share multiples and calendar year 2023 and calendar year 2024 estimated EV/EBITDA multiples observed for the Centerview Newmont selected companies were as follows:~~

~~●                  P/NAV per share: 1.05x to 1.54x (with a median of 1.13x);~~

~~●                  EV/2023E EBITDA: 5.5x to 10.7x (with a median of 7.8x); and~~

~~●                  EV/2024E EBITDA: 5.8x to 10.0x (with a median of 6.7x).~~

The P/NAV per share multiples and calendar year 2023 and calendar year 2024 estimated EV/EBITDA multiples observed for the Centerview Newmont selected companies were as follows:

Centerview Newmont Selected Companies	P/NAV per share(1)		EV/2023E EBITDA		EV/2024E EBITDA
Agnico Eagle Mines Limited	1.54	x	10.7	x	10.0	x
Barrick Gold Corporation	1.13	x	7.4	x	6.7	x
Evolution Mining Limited	1.13	x	7.8	x	6.4	x
Kinross Gold Corporation	1.05	x	5.5	x	5.8	x
Northern Star Resources Limited	1.34	x	8.4	x	6.7	x
Median	1.13	x	7.8	x	6.7	x

(1)              P/NAV per share multiples calculated using consensus of analyst NAV per share estimates where these have been calculated using a 5% discount rate, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values.

The second paragraph on page 108 is hereby amended and restated in its entirety to read as follows:

Centerview then applied a selected range, each derived from the Centerview Newmont selected companies and based on Centerview’s professional judgment and experience, of: (i) P/NAV per share multiples of 1.15x to 1.45x, to $38.12, the per share net asset value implied for Newmont using the same methodology described above under the heading “— Newmont Life-of-Mine Discounted Cash Flow Analysis”, but using a real discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, in lieu of the selected range of real discount rates described therein, to obtain an approximate implied per share equity value reference range; and (ii) calendar year 2023 estimated EV/EBITDA multiples of 7.0x to 10.0x and calendar year 2024 estimated EV/EBITDA multiples of 6.5x to 9.5x, to the calendar year 2023 estimated EBITDA and calendar year 2024 estimated EBITDA for Newmont, respectively, based on the Newmont Forecasts, to obtain approximate implied enterprise value reference ranges. Centerview adjusted each of these ranges of approximate implied enterprise values by the value of Newmont’s net debt of approximately $2.7 billion, as of March 31, 2023, and marketable equity securities of approximately $263 million, as of May 10, 2023, as provided by Newmont management, to derive a range of approximate implied equity values for Newmont. Centerview then divided these approximate implied equity values by the number of fully-diluted shares of Newmont common stock as of May 10, 2023 (approximately 798 million shares, as set forth in the Newmont Internal Data), to derive a range of approximate implied equity values per share of Newmont common stock.

The last bullet point on page 108 is hereby amended and restated in its entirety to read as follows:

●                  Centerview reviewed publicly available research analysts’ share price targets as of May 10, 2023 and as of February 3, 2023 (the last trading day before the public disclosure of Newmont’s submission of a non-binding proposal to acquire 100% of the issued share capital of Newcrest) for Newmont common stock, which indicated standalone share price targets for Newmont common stock of $50.00 to $68.99 per share and $46.00 to $70.00 per share, respectively, with the median of such share price targets being $60.00 per share and $57.00 per share, respectively.

6.	The section of the Proxy Statement entitled “THE TRANSACTION—Opinions of Newmont’s Financial Advisors to the Newmont Board of Directors—Opinion of Lazard to the Newmont Board of Directors” is hereby supplemented as follows:

The last paragraph beginning on the bottom of page 112 and continuing onto the top of page 113 is hereby amended and restated in its entirety to read as follows:

Newcrest Financial Analyses

Newcrest Life-of-Mine Discounted Cash Flow Analysis

Lazard performed a life-of-mine discounted cash flow analysis of Newcrest, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset, both before and after taking into account the Synergies, based on the Adjusted Newcrest Forecasts, public filings and other publicly available information. An implied aggregate reference range for the net asset value of Newcrest was derived by calculating the present value (as of September 30, 2023) of the unlevered, after-tax free cash flows that Newcrest was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the fiscal year beginning June 30, 2022 through the fiscal year ending June 30, 2086 based on the Adjusted Newcrest Forecasts, using a selected range of real discount rates of 4.5% to 5.5%. The range of discount rates was chosen by Lazard based upon its analysis of Newcrest’s real weighted average cost of capital (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies, market risk, inflation and tax rates). In performing its analysis, Lazard added the estimated intrinsic value of Newcrest’s Unmodelled Resources of approximately $3.2 billion and deducted Newcrest’s corporate costs of approximately $1.2 billion and projected net financial debt and other of approximately $1.6 billion (in each case forecasted as of September 30, 2023), each as provided by the management of Newmont, to the present value of such estimated cash flows.

The last paragraph on page 113 is hereby amended and restated in its entirety to read as follows:

~~The overall low to high P/NAV per share multiples and calendar year 2024 estimated EV/EBITDA multiples observed for the Lazard Newcrest selected companies were as follows:~~

~~●                  P/NAV per share: 0.90x to 1.45x (with a median of 1.35x); and~~

~~●                  EV/2024E EBITDA: 5.8x to 8.8x (with a median of 6.7x).~~

The P/NAV per share multiples and calendar year 2024 estimated EV/EBITDA multiples observed for the Lazard Newcrest selected companies were as follows:

Lazard Newcrest Selected Companies	P/NAV per share		EV/2024E EBITDA
Agnico Eagle Mines Limited	1.45	x	8.8	x
Barrick Gold Corporation	1.16	x	6.8	x
Kinross Gold Corporation	0.90	x	5.8	x
Newmont Corporation	1.35	x	6.5	x
Northern Star Resources Limited	1.38	x	6.7	x
Median	1.35	x	6.7	x

The first paragraph on page 114 is hereby amended and restated in its entirety to read as follows:

Lazard then applied a selected range, each derived from the Lazard Newcrest selected companies and based on Lazard’s professional judgment and experience, of: (i) P/NAV per share multiples of 0.90x to 1.10x, to $19.22, the per share net asset value implied for Newcrest using the same methodology described above under the heading “— Newcrest Life-of-Mine Discounted Cash Flow Analysis” (excluding the Synergies), but using a real discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, in lieu of the selected range of real discount rates described therein, to obtain an approximate implied per share equity value reference range; and (ii) calendar year 2024 estimated EV/EBITDA multiples of 6.0x to 8.0x, to the calendar year 2024 estimated EBITDA for Newcrest based on the Adjusted Newcrest Forecasts, to obtain an approximate implied enterprise value reference range. Lazard adjusted this range of approximate implied enterprise values by the value of Newcrest’s net debt of approximately $1.7 billion as of December 31, 2022 and equity method investments of approximately $1.2 billion as of May 10, 2023, each as provided by Newmont management, to derive a range of approximate implied equity values for Newcrest. Lazard then divided these approximate implied equity values by the number of fully-diluted Newcrest ordinary shares as of May 5, 2023 (approximately 896 million shares, as set forth in the Newcrest Internal Data), to derive a range of approximate implied equity values per Newcrest ordinary share.

The table on the bottom of page 114 is hereby amended and restated in its entirety to read as follows:

Selected Gold Sector Change of Control Transactions

Month and Year Announced	Acquiror(s)	Target	P/NAV per share		EV/LTM EBITDA
November 2022	Agnico Eagle Mines Limited, Pan American Silver Corp.	Yamana Gold Inc.	1.01	x	6.3	x
November 2021	Newcrest Mining Limited	Pretium Resources Inc.	1.27	x	9.5	x
November 2019	Kirkland Lake Gold Limited	Detour Gold Corporation	1.04	x	12.7	x
January 2019	Newmont Mining Corporation	Goldcorp Inc.	1.17	x	8.7	x

The last full paragraph beginning on the bottom of page 114 and continuing onto the top of page 115 is hereby amended and restated in its entirety to read as follows:

The overall low to high P/NAV per share ratios observed for the selected transactions were 1.01x to 1.27x, with a mean of 1.12x and a median of 1.10x. The overall low to high EV/LTM EBITDA ratios observed for the selected transactions were 6.3x to 12.7x, with a mean of 9.3x and a median of 9.1x. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Newcrest and the companies included in the selected precedent transaction analysis. Based upon the multiples for the selected precedent transactions and Lazard’s professional judgment and experience, Lazard selected (i) a P/NAV per share reference range for Newcrest of 1.00x to 1.20x, and applied such multiples to $19.22, the per share net asset value implied for Newcrest using the same methodology described above under the heading “— Newcrest Life-of-Mine Discounted Cash Flow Analysis” (excluding the Synergies), but using a real discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, in lieu of the selected range of real discount rates described therein, to obtain an approximate implied per share equity value reference range and (ii) an EV/LTM EBITDA reference range for Newcrest of 8.0x to 10.0x, and applied such multiples to the EBITDA of Newcrest for the twelve months ended December 31, 2022, based on recent publicly available annual reports and certain interim reports of Newcrest, to obtain an approximate implied enterprise value reference range. Lazard adjusted this range of approximate implied enterprise values by the value of Newcrest’s net debt of approximately $1.7 billion as of December 31, 2022 and equity method investments of approximately $1.2 billion as of May 10, 2023, each as provided by Newmont management, to derive a range of approximate implied equity values for Newcrest. Lazard then divided these approximate implied equity values by the number of fully-diluted Newcrest ordinary shares as of May 5, 2023 (approximately 896 million shares, as set forth in the Newcrest Internal Data), to derive a range of approximate implied equity values per Newcrest ordinary share (rounded to the nearest 25 cents).

The first full paragraph on page 116 is hereby amended and restated in its entirety to read as follows:

Newmont Financial Analyses

Newmont Life-of-Mine Discounted Cash Flow Analysis

Lazard performed a life-of-mine discounted cash flow analysis of Newmont, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset, based on the Newmont Forecasts, public filings and other publicly available information. An implied aggregate reference range for the net asset value of Newmont was derived by calculating the present value (as of September 30, 2023) of the unlevered, after-tax free cash flows that Newmont was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the fiscal year beginning January 1, 2023 through the fiscal year ending December 31, 2080 based on the Newmont Forecasts, using a selected range of real discount rates of 4.5% to 5.5%. The range of discount rates was chosen by Lazard based upon its analysis of Newmont’s real weighted average cost of capital (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies, market risk, inflation and tax rates). In performing its analysis, Lazard added the estimated intrinsic value of Newmont’s Unmodelled Resources of approximately $2.9 billion and deducted Newmont’s corporate costs of approximately $5.2 billion and projected net financial debt and other of approximately $2.2 billion (in each case forecasted as of September 30, 2023), each as provided by the management of Newmont, to the present value of such estimated cash flows.

The last full paragraph beginning on the bottom of page 116 and continuing onto the top of page 117 is hereby amended and restated in its entirety to read as follows:

~~The overall low to high P/NAV per share multiples and calendar year 2024 estimated EV/EBITDA multiples observed for the Lazard Newmont selected companies were as follows:~~

~~●                   P/NAV per share: 1.16x to 1.45x (with a median of 1.38x); and~~

~~●                  EV/2024E EBITDA: 6.7x to 8.8x (with a median of 6.8x).~~

The P/NAV per share multiples and calendar year 2024 estimated EV/EBITDA multiples observed for the Lazard Newmont selected companies were as follows:

Lazard Newmont Selected Companies	P/NAV per share		EV/2024E EBITDA
Agnico Eagle Mines Limited	1.45	x	8.8	x
Barrick Gold Corporation	1.16	x	6.8	x
Northern Star Resources Limited	1.38	x	6.7	x
Median	1.38	x	6.8	x

The first full paragraph beginning on the top of page 117 is hereby amended and restated in its entirety to read as follows:

Lazard then applied a selected range, each derived from the Lazard Newmont selected companies and based on Lazard’s professional judgment and experience, of: (i) P/NAV per share multiples of 1.25x to 1.45x, to $38.12, the per share net asset value implied for Newmont using the same methodology described above under the heading “— Newmont Life-of-Mine Discounted Cash Flow Analysis”, but using a real discount rate of 5%, which is the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, in lieu of the selected range of real discount rates described therein, to obtain an approximate implied per share equity value reference range; and (ii) calendar year 2024 estimated EV/EBITDA multiples of 7.0x to 9.0x, to the calendar year 2024 estimated EBITDA for Newmont based on the Newmont Forecasts, to obtain an approximate implied enterprise value reference range. Lazard adjusted this range of approximate implied enterprise values by the value of Newmont’s net debt of approximately $2.7 billion as of March 31, 2023, minority interests of approximately $182 million as of March 31, 2023 and equity method investments (including marketable equity securities) of approximately $3.2 billion as of March 31, 2023, each as provided by Newmont management, to derive a range of approximate implied equity values for Newmont. Lazard then divided these approximate implied equity values by the number of fully-diluted shares of Newmont common stock as of May 11, 2023 (approximately 798 million shares, as set forth in the Newmont Internal Data), to derive a range of approximate implied equity values per share of Newmont common stock.

The second to last paragraph on page 118 is hereby amended and restated in its entirety to read as follows:

Lazard has in the past provided certain investment banking services to Newmont, for which Lazard received compensation, including, in the past two years prior to the date of Lazard’s opinion, having provided services to Newmont with respect to potential strategic alternatives and stockholder advisory matters, and Lazard received approximately $1 million in aggregate compensation from Newmont during such period. In the two years prior to the date of its written opinion, Lazard has not been engaged to provide financial advisory services to Newcrest, and Lazard did not receive any compensation from Newcrest during such period. Lazard Australia, an entity that was formerly an affiliate of Lazard until its separation in July 2021, has in the past been engaged to provide investment banking services to Newcrest, including in the past two years prior to the date of Lazard’s opinion. Lazard may provide investment banking and other services to or with respect to Newmont or its respective affiliates in the future, for which Lazard may receive compensation. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Newmont, Newcrest and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Newmont, Newcrest and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

7.	The section of the Proxy Statement entitled “THE TRANSACTION—Summary of Certain Newmont Financial Projections” is hereby supplemented as follows:

The fourth full paragraph on page 119 is hereby amended and restated in its entirety to read as follows:

The projections were prepared based on certain financial and other information regarding Newmont and Newcrest available to Newmont management prior to finalizing the Scheme Implementation Deed on May 15, 2023. In developing the projections, Newmont management applied a number of hypothetical assumptions in respect of a number of future matters that impact the projections. The projections were calculated assuming the following economic assumptions, including that the 2028 prices remained constant from 2028 through the anticipated remaining life of mine production:

Prices presented in real terms	2023	2024	2025	2026	2027	2028
Gold price ($/oz)	$1,847	$1,875	$1,800	$1,739	$1,761	$1,616
Silver Price ($/oz)	$22.92	$22.50	$22.50	$22.50	$23.50	$22.00
Copper price ($/lb)	$3.93	$3.97	$4.00	$3.95	$3.86	$3.70
Zinc price ($/lb)	$1.38	$1.36	$1.35	$1.25	$1.20	$1.18
Lead price ($/lb)	$1.00	$0.95	$0.90	$0.90	$0.90	$0.95
Molybdenum price ($/lb) . . . . . . . . . . . . . . . . . .	$15.75	$15.00	$12.75	$10.28	$11.20	$10.25

The third paragraph on page 120 is hereby amended and restated in its entirety to read as follows:

The following table presents a summary of the Newmont projections.

	Newmont Projections Attributable (US$ in billions, real basis(1))
Fiscal Year Ended December 31,	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$13.1	$13.5	$12.9	$12.6	$12.9	$11.9	$11.4	$12.5	$12.2	$12.0
EBITDA(2)	$5.0	$5.6	$5.3	$5.3	$6.0	$4.5	$4.3	$4.9	$4.8	$4.9
Total Capital Expenditures(4)	$2.7	$2.8	$2.7	$2.4	$2.6	$2.4	$2.4	$1.9	$2.2	$1.9
Unlevered Free Cash Flow(3)	$1.1	$1.4	$1.2	$1.7	$2.1	$1.0	$1.0	$1.9	$1.4	$1.9

(1)	Real basis means all projections are presented on the basis of 2023 dollar terms, without accounting for monetary inflation from 2024 onwards.

(2)	EBITDA means earnings before interest, taxes and depreciation and amortization.

(3)	Unlevered Free Cash Flow is net cash provided by (used in) operating activities less net cost provided by (used in) operating activities of discontinued operations less additions to property, plant and mine development and reclamation expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions.

(4)	Includes exploration capital.

The fourth paragraph on page 120 is hereby amended and restated in its entirety to read as follows:

The following table presents a summary of the adjusted Newcrest projections (based on Newcrest’s forecast as adjusted by Newmont management).

	Adjusted Newcrest Projectons Attributatble (US$ in billions, real basis (1))
Fiscal Year Ended December 31,(2)	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$4.9	$4.5	$4.3	$4.7	$5.0	$5.2	$5.3	$5.3	$5.2	$5.2
EBITDA(3)	$2.0	$1.9	$1.8	$2.2	$2.5	$2.5	$2.6	$2.5	$2.3	$2.2
Total Capital Expenditures(4)	$1.4	$1.4	$1.4	$1.4	$1.1	$1.0	$1.2	$1.3	$0.8	$0.5
Unlevered Free Cash Flow(5)	$0.3	$0.3	$0.2	$0.5	$0.9	$1.1	$0.9	$0.8	$1.1	$1.2

(1)	Real basis means all projections are presented on the basis of 2023 dollar terms, without accounting for monetary inflation from 2024 onwards.

(2)	Adjusted Newcrest projections were initially based on Newcrest’s fiscal year ending June 30 and were annualized by Newmont management to match Newmont’s fiscal year ending December 31.

(3)	EBITDA means earnings before interest, taxes and depreciation and amortization.

(4)	Includes exploration capital.

(5)	Unlevered Free Cash Flow is net cash provided by (used in) operating activities less net cost provided by (used in) operating activities of discontinued operations less additions to property, plant and mine development and reclamation expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Unlevered Free Cash Flow does not include dividends received from Lundin Gold Inc.

The first full paragraph that begins on the top of page 121 is hereby amended and restated in its entirety to read as follows:

The following table presents a summary of the combined pro forma projections. The combined company pro forma projections do not reflect potential portfolio optimization opportunities contemplated by the combined company.

	Combined Company Projections Attributable (US$ in billions, real basis(1))
Fiscal Year Ended December 31,	2023	(2)	2024	2025	2026	2027	2028	2029	2030	2031	2032
EBITDA(3)	$5.5		$7.7	$7.6	$8.0	$8.9	$7.4	$7.2	$7.7	$7.5	$7.4
Unlevered Free Cash Flow(4)	$0.8		$1.9	$1.6	$2.5	$3.3	$2.4	$2.3	$3.0	$2.7	$3.3

(1)	Real basis means all projections are presented on the basis of 2023 dollar terms, without accounting for monetary inflation from 2024 onwards.

(2)	Includes Newcrest contribution equal to 25% of calendar year ending December 31, 2023.

(3)	EBITDA means the projected EBITDA of the combined company taking into account potential synergies, as projected by Newmont management, while excluding the impact from integration expenses.

(4)	Unlevered Free Cash Flow is net cash provided by (used in) operating activities less net cost provided by (used in) operating activities of discontinued operations less additions to property, plant and mine development and reclamation expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Unlevered Free Cash Flow includes potential synergies, supply chain efficiencies, full potential improvements and impacts from integration expenses but excludes dividends received by Newcrest from Lundin Gold Inc.

8.	The section of the Proxy Statement entitled “THE TRANSACTION—Board of Directors Following the Transaction” is hereby supplemented as follows:

The last paragraph on page 122 is hereby amended and restated in its entirety to read as follows:

Board of Directors Following the Transaction

Newmont must, on or before the Implementation Date, invite two existing Newcrest directors nominated in writing by Newmont to join the board of Newmont, conditional on the Scheme becoming effective. Subject to those individuals providing the necessary signed documents to Newmont, Newmont must: (1) take all necessary steps to ensure that Newmont appoints such individuals to the Newmont board of directors with effect on and from the Scheme implementation date; and (2) recommend such individuals for election at the first Newmont annual general meeting of Newmont stockholders following the Implementation Date. As of October 4, 2023, Newmont has not made any decisions regarding which two Newcrest directors it plans to invite to join the Newmont board of directors. See “The Transaction — Board of Directors Following the Transaction.”

Additional Information about the Transaction and Where to Find It

This current report on Form 8-K is not an offer to purchase or exchange, a solicitation of an offer to sell securities of Newmont or Newcrest or the solicitation of any vote or approval in any jurisdiction nor shall there be any such issuance or transfer of securities of Newmont or Newcrest in any jurisdiction in contravention of applicable law. This current report on Form 8-K is being made in respect of the transaction involving Newmont and Newcrest pursuant to the terms of a scheme implementation deed dated May 15, 2023, as amended by a letter deed dated September 4, 2023 (the “Scheme Implementation Deed”) by and among Newmont, Newmont Sub and Newcrest, and may be deemed to be soliciting material relating to the transaction. In furtherance of the pending transaction and subject to future developments, Newmont filed a definitive proxy statement with the United States Securities and Exchange Commission (the “SEC”) on September 5, 2023 and may file other documents with the SEC. This current report on Form 8-K is not a substitute for the proxy statement, the scheme booklet dated September 8, 2023 or any other document Newmont or Newcrest has filed or may file with the SEC or Australian regulators in connection with the pending transaction. INVESTORS AND SECURITY HOLDERS OF NEWMONT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION AS THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING TRANSACTION AND THE PARTIES TO THE TRANSACTION. Newmont commenced mailing the definitive proxy statement to Newmont stockholders on September 11, 2023. Investors and security holders may obtain a free copy of the proxy statement, the filings with the SEC that were or will be incorporated by reference into the proxy statement and other documents containing important information about the transaction and the parties to the transaction, filed by Newmont with the SEC at the SEC’s website at www.sec.gov. The disclosure documents and other documents that are filed with the SEC by Newmont may also be obtained on https://www.newmont.com/investors/reports-and-filings/default.aspx or by contacting Newmont’s Investor Relations department at Daniel.Horton@newmont.com or by calling 303-837-5484.

Participants in the Transaction Solicitation

Newmont, Newcrest and certain of their respective directors and executive officers and other employees may be deemed to be participants in any solicitation of proxies from Newmont shareholders in respect of the pending transaction between Newmont and Newcrest. Information regarding Newmont’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023, as updated by the current report on Form 8-K, filed with the SEC on July 20, 2023, and its proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 10, 2023. Information about Newcrest’s directors and executive officers is set forth in Newcrest’s latest annual report dated September 21, 2023 and the scheme booklet dated September 8, 2023, as updated from time to time via announcements made by Newcrest on the Australian Securities Exchange (“ASX”) website. Additional information regarding the interests of these participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement filed with the SEC on September 5, 2023 and other relevant materials that have been or will be filed with the SEC in connection with the pending transaction.

Cautionary Statement Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Australian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “pending,” “proposed” or “potential.” Forward-looking statements may include, without limitation, statements relating to (i) the pending transaction to acquire the share capital of Newcrest, timing and closing of the pending transaction, including receipt of required approvals and satisfaction of other customary closing conditions; (ii) estimates of expected synergies; (iii) estimates of expected incremental cash flow generation and portfolio optimization opportunities; and (iv) other expectations regarding the combined business.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Risks relating to forward looking statements in regard to the combined business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Newcrest’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the pending transaction; the risk associated with Newmont’s and Newcrest’s ability to obtain the approval of the pending transaction by their shareholders required to implement the pending transaction and the timing of the implementation of the pending transaction, including the risk that the conditions to the pending transaction are not satisfied on a timely basis or at all and the failure of the pending transaction to be implemented for any other reason; the risk that a consent or authorization that may be required for the pending transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that have been or may be instituted against the parties and others related to the Scheme Implementation Deed; unanticipated difficulties or expenditures relating to the pending transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of the scheme consideration to be issued in connection with the pending transaction; the anticipated size of the markets and continued demand for Newmont’s and Newcrest’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on pending transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023, as updated by the current report on Form 8-K, filed with the SEC on July 20, 2023, as well as Newmont’s other SEC filings, including the definitive proxy statement, filed with the SEC on September 5, 2023, under the heading “Risk Factors”, and other factors identified in Newmont’s reports filed with the SEC available on the SEC website or www.newmont.com. Newcrest’s most recent annual report for the fiscal year ended June 30, 2023 as well as Newcrest’s other filings made with Australian securities regulatory authorities are available on the ASX website (www.asx.com.au) or www.newcrest.com. Newmont is not affirming or adopting any statements or reports attributed to Newcrest (including prior mineral reserve and resource declaration) in this current report on Form 8-K or made by Newcrest outside of this current report on Form 8-K. Newmont and Newcrest do not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this current report on Form 8-K, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Synergies and value creation as used herein are management estimates provided for illustrative purposes and should not be considered a GAAP or non-GAAP financial measure. Synergies represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and Full Potential improvements, as a result of the integration of Newmont’s and Newcrest’s businesses that have been monetized for the purposes of the estimation. Because synergies estimates reflect differences between certain actual costs incurred and management estimates of costs that would have been incurred in the absence of the integration of Newmont’s and Newcrest’s businesses, such estimates are necessarily imprecise and are based on numerous judgments and assumptions. Synergies are “forward-looking statements” subject to risks, uncertainties and other factors which could cause actual value creation to differ from expected or past synergies.